May 2, 2012

Mario Portela
15 English Heather Place
The Woodlands, TX 77382

Dear Mario:

This letter (sometimes referred to herein as the “Agreement”) sets forth the terms and conditions of your separation from Amyris, Inc. (“Amyris” or the “Company”). Your last day of employment at Amyris will be May 8, 2012 (the “Separation Date”), and you will be paid on that date all wages, including any accrued but unused vacation, subject to standard payroll deductions and withholdings. You have not earned and you will not be paid any bonus for fiscal 2012.
Except as otherwise expressly provided below with respect to specified equity grants: (i) the last day of vesting of your Amyris equity awards (options and restricted stock units) will be the Separation Date, after which you have three months in which to exercise any portion of your stock options vested through that date; and (ii) all unvested portions of the Amyris equity awards (options and restricted stock units) issued to you will be canceled effective as of the Separation Date.
Your health benefits through Amyris, including (but not limited to): comprehensive medical, dental and vision insurance coverage, long term disability, life, and AD&D, as well as vacation accruals, and the opportunity for program participation in the Amyris 401K plan, will cease effective as of the Separation Date. Subsequent to this date, you may have the ability to extend your medical, dental and vision coverage under the federal COBRA law, or if applicable, state insurance laws, at your own expense.
You will be entitled to the above benefits whether or not you sign this Agreement below. However, you will only receive the benefits described in the bullet points below if you agree to and comply with all of the terms of this Agreement, including those that follow.
In exchange for your agreement to the following terms, including the release of claims set forth herein (the “Release”) attached hereto as Exhibit A by no earlier than your Separation Date and no later than the deadline for returning the Release (set forth therein) and your compliance with the terms of this Agreement as provided in your Amended and Restated Employment Terms letter dated April 18, 2011 (your “Employment Terms”), Amyris will provide you with additional assistance for your transition from Amyris, as outlined below:

•
Amyris will provide you with severance payments in an amount equivalent to your current salary for 12 months beyond the Separation Date, payable on the Company's regular payroll dates, provided that these payments will be terminated as of the date you commence employment with another employer or any other engagement (including consulting engagements of indefinite duration or duration of at least one year) where you are paid at least as much in cash compensation on an annualized basis as your annual base salary at the Company for 2012 (each, an “Engagement”).

•
If you timely elect to continue your health insurance coverage under COBRA following your Separation Date, then Amyris will pay your monthly premium under COBRA until the earlier of (i) 12 months following the Separation Date, or (ii) the date upon which you commence employment with another entity other than Amyris or participate in any other Engagement. [to be confirmed this is same medical insurance coverage benefit in place prior to Separation Date]

•
In consideration of your past services, you were approved for and will receive a restricted stock unit award of 50,000 restricted stock units under the Company's 2010 Equity Incentive Plan, which restricted stock unit award will be granted on May 7, 2012, provided you remain employed on such grant date. Such award will be subject to the Company's standard terms and conditions under its relevant equity incentive plan and grant documents, except as modified herein, and will vest as follows: (1) if you sign the Release, the award will vest as to 100% of the units subject to the award on the day after the seventh day of the revocation period in the Release); and (2) if you do not sign the Release by the deadline, or you revoke the Release, as of the date of such failure to sign or such revocation, whichever is earlier, all units subject to the award will be forfeited to the Company and all your rights to the units will immediately terminate and be forfeited. Notwithstanding the termination provisions thereof, such restricted stock unit awards will remain outstanding following the Separation Date through the date of their termination or acceleration as described herein.

•	Amyris will reimburse you for and /or directly pay up to $10,000 in total relocation costs associated with your move from the Bay Area back to Texas.
If you deliver the Release by the deadline for the Release, Amyris will commence payment to you of the salary continuation described in this Agreement on the first regular payroll date following the effectiveness of the Release (i.e., the day after the seven-day revocation period of the Release, provided you do not revoke it), provided that if such date is within five days of the payroll date, such payments will commence as of the next payroll date. To the extent required, the first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments will be payable over the remainder of the twelve month period.
As provided in your Employment Terms, you will notify Amyris in writing within five days of your acceptance of an offer of employment with any entity other than Amyris or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing; the salary and benefits continuation benefits provided above are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement.
You acknowledge and agree that the foregoing benefits will constitute satisfaction in full by Amyris of all benefits to which you may be entitled in connection with the termination of your employment under your Employment Terms (and any other agreements), and that such benefits are payable only upon your satisfaction of all conditions herein.
By your Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, laptop, Blackberry, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).
You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement (“PIIA”) which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company, as well as the obligation to not solicit (directly or indirectly) the Company's employees for a period of one year (12 months). Failure to comply with this provision shall be a material breach of this Agreement. You also acknowledge your continuing obligations under your Mutual Agreement to Binding Arbitration (“the Arbitration Agreement”). Copies of the PIIA and Arbitration Agreement are enclosed herewith.
You agree not to disparage the Company, or the Company's officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees that the officers and directors will refrain from making statements that disparage your reputation. Failure to comply with this provision shall be a material breach of this Agreement.
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 2 is hereby designated as a separate payment.  If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service (as defined below), then (i) the salary continuation payments under this Agreement, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your separation from service (ii) the installments that otherwise would have been paid during the first six months after your separation from service will be paid in a lump sum when the salary continuation payments commence and (iii) any other payments or benefits to which you become entitled under this Employment Agreement, or under any agreement or plan referenced herein, in connection with your separation from service that constitute deferred compensation subject to Section 409A of the Code, shall not be made or commence until the earliest of (i) the expiration of the six (6) month period measured separation from service; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
This Agreement, together with the PIIA and Arbitration Agreement, and the attached Exhibit A, is the full and final expression of our agreement regarding the termination of your employment with Amyris, and supersedes all prior discussions or agreements between us (written or oral) regarding the termination of your employment. This Agreement cannot be changed or modified, in whole or in part, other than in writing signed by both you and an authorized representative of Amyris. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Amyris, and inure to the benefit of both you and Amyris, and your and its heirs, successors and assigns. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California (including all matters of construction, validity and performance), without regard to conflicts of law principles. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
To accept this Agreement, please sign and date this letter and return it to Debra Thompson by May 9, 2012. (An extra copy for your records is enclosed.)

/s/ John Melo                    5/2/12
John Melo                    Date
Chief Executive Officer

Enclosures:
Proprietary Information and Inventions Agreement
Mutual Agreement to Binding Arbitration
Disclosure Under Title 29 U.S. Code Section 626(f)(1)(H)

By signing this letter, I, Mario Portela, acknowledge that I have had the opportunity to review this Agreement, that I understand the terms of the Agreement, and that I voluntarily agree to all of the terms in this Agreement.

/s/ Mario Portela                May 2, 2012
Mario Portela                    Date

Exhibit A
Release

In consideration of the severance benefits (the “Severance Benefits”) offered to me by Amyris, Inc. (the “Employer”) pursuant to my Agreement with Employer dated May 1, 2012 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release.  The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment.  All such claims (including related attorneys' fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.  The parties agree to apply California law in interpreting the Release.  Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute.  Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor.”

2.This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

3.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any:  (a) under applicable workers' compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release.  Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer's bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me (including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer's officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer's policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 11 below, and the arbitration provision set forth in the Agreement.

4.I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof).  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

6.I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

8.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

10.I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

11.Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement.  If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto.  The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release.  Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

12.I agree that I have had at least forty-five (45) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release.  I understand that the offer of the Severance Benefits and the Release shall expire on the forty-sixth (46th) calendar day after my employment termination date if I have not accepted it by that time.  I further understand that Employer's obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release.  I understand that the Severance Benefits will become available to me after the Effective Date.

13.In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representations and agreements regarding the subject matter.  Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

14.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page to General Release Agreement Follows]

EXECUTIVE'S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee May 2, 2012
Deadline for returning release: June 16, 2012
(DO NOT RETURN RELEASE BEFORE May 9, 2012)
Executed this 9 day of May, 2012.
/s/ Mario Portela
Signature
Mario Portela
Name (Please Print)

[Signature Page to General Release Agreement]